Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum	July 29, 2005
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp 2nd Quarter Earnings Report
Strong Growth and Record Earnings Announced

First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced record earnings for the second quarter of 2005. Net income for the quarter ended June 30, 2005 was $2.32 million, up 44.1% from the $1.61 million earned in the same period in 2004. Diluted earnings per share for the quarter were $0.29, which was up 38.1%, compared to the $0.21 per diluted share earned a year ago (all 2004 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2005 and a 2 for 1 stock split effective May 10, 2005).

Year-to-date net income as of June 30, 2005 was reported at $4.02 million, up 33.6% over the $3.01 million earned in the same fiscal period last year. Diluted earnings per share for the six months ended June 30, 2005 was $0.51, up 34.2% from the $0.38 reported last year. Annualized Return on Average Assets for the period ended June 30, 2005 was 1.27%, compared to 1.07% for the same period in 2004. Annualized Return on Beginning Core Equity was 15.77%, compared to 13.34% one year ago.

Total assets at June 30, 2005 were $631.7 million, an increase of $45.3 million, or 7.7% over the second quarter of 2004. Total deposits of $558.3 million increased $39.2 million or 7.6% compared to June 30, 2004 figures. During that same period, total net loans (including loans held-for-sale) increased $56.3 million, or 14.2%, to $452.4 million.

Owen “John” Onsum, President and CEO stated, “We are very pleased to report such healthy growth in the Company’s net income, asset, deposit and loan numbers. The anticipated gradual increases in short term interest rates have had a positive effect on our margins. These past six months have been especially busy at First Northern. Everyone has been working hard to achieve the tactical initiatives and goals we set for ourselves at the end of last year to help ensure the First Northern’s continued success. Besides achieving our noteworthy quarterly and year-to-date financial results, the following represents a partial list of our 2005 accomplishments: we rolled out a completely new and improved line of checking account products for both the retail and business clients; we redesigned our Web site and improved our online Bill Pay service; and we continue to develop our employees by placing a strong emphasis on ongoing training.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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